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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Mobility Electronics, Inc.:

We consent to the use of our report dated March 1, 2002, except for the second paragraph of Note 18, which is as of March 25, 2002, with respect to the consolidated balance sheets of Mobility Electronics, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the headings, "Summary Financial Data of Mobility", "Selected Consolidated Financial Data of Mobility" and "Experts" in the prospectus.

                                        /s/ KPMG LLP

Phoenix, Arizona
May 9, 2002